Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Highlands REIT, Inc.:

We consent to the use of our report incorporated by reference in the registration statement on Form S-8
(No. 333-210952) of Highlands REIT, Inc. of our report dated March 16, 2018, with respect to the consolidated balance sheets of Highlands REIT, Inc. as of December 31, 2017 and 2016, and the combined consolidated statements of operations, equity, and cash flow for each of the years in the three-year period ended
December 31, 2017 and the related financial statement schedule III, which report appears in the December 31,
2017 annual report on Form 10-K of Highlands, REIT, Inc. herein and to the reference to our firm under the heading
“Experts” in the prospectus.

/s/ KPMG, LLP

Chicago, Illinois
March 16, 2018